Titan Global Holdings Announces the Formation of Titan Energy Group

Company Executes Definitive Purchase Agreement to Acquire $400 Million Appalachian Oil Company as Initial Acquisition

Richardson, Texas (Business Wire) - Titan Global Holdings, Inc. (“Titan”) (OTCBB: TTGL), a high-growth diversified holding company, announced today that the Company has formed Titan Energy Group, a division engaged in the acquisition and management of complementary energy sector assets. Concurrent with the formation of Titan Energy Group, the Company announced the execution of a definitive purchase agreement to acquire 100% of the outstanding stock of Appalachian Oil Company, Inc. (“Appco”), representing the Company’s initial acquisition in the sector.

The formation of Titan Energy Group further validates the Company’s strategic vision for creating long-term shareholder value through the creation of a dynamic, high-growth diversified holding company. Titan Energy Group, capitalizing on earnings opportunities within the energy sector, has been formed to aggregate undervalued assets which can provide significant opportunities for revenue and earnings growth.

Appco, formed in 1923 and based in Blountville, Tennessee, is a privately held petroleum company that owns and operates an extensive petroleum product distribution network that generated approximately $400 million in revenues for fiscal 2006. Appco distributes petroleum products to more than 160 dealers in the southeastern United States and owns and operates 56 convenience store locations. Appco has more than 550 employees and maintains long standing partnerships with strategic terminal operators and major oil companies.

“It is the opinion of Titan’s Board of Directors that the formation of Titan Energy Group and the acquisition of Appco are the most important events in our Company’s history,” said David Marks, Chairman of Titan Global Holdings. “Titan’s initiatives in the energy sector are consistent with Titan’s unwavering commitment to the creation of shareholder value. Our expectation is that Titan will continue to grow as a high-growth diversified holding company and extend its reach even beyond energy.”

“For more than two years, Titan shareholders have benefited from the strategic business model that helped build our communications division into a major force in telecommunications,” said Bryan Chance, Chief Executive Officer of Titan Global Holdings. “Titan’s senior management is firmly committed to building on that success through the execution of a strategic plan to similarly increase revenues and earnings in the dynamic energy sector. Appco’s strong revenue base and storied 84-year history provides Titan with an ideal platform company for further expansion of our energy efforts. Furthermore, Appco’s management team has more than 125 years experience in the petroleum and convenience store industry. We will preserve and leverage Appco’s industry-leading management team.”

The Company is acquiring Appco principally with debt financing provided by Greystone Business Credit. The terms of the agreement to acquire Appco were not disclosed. The Company anticipates closing the transaction in September 2007.

“Through the formation of the Titan Energy Group and the Appco acquisition, Titan’s management team continues to demonstrate its ability to seek out businesses with value potential,” said Drew Neidorf , President of Greystone Business Credit. “We continue to be enthused about our relationship where we already provide financing to other Titan related entities and look forward to considering the financing of many future businesses this talented team surfaces as Titan progresses into a formidable player in the energy sector.”

“The vision of Titan’s management coupled with to the Company’s financial strength bode well for Appco’s future growth,” said Jeff Benedict, Chief Executive Officer of Appalachian Oil Company. “Titan has a track record of not only preserving but also creating jobs following its acquisitions and we are confident they will continue our legacy.”

“Titan enjoys the stewardship of its equity sponsors at Crivello Group and Farwell Equity Partners, our forward thinking management team dedicated to increasing shareholder value, and seasoned business unit leadership that leverages its expertise to organically grow each business unit,” said Mr. Chance.

About Titan Global Holdings

Titan Global Holdings, Inc. ("Titan") (OTCBB:TTGL - News) is a high-growth diversified holding company with a dynamic portfolio of companies engaged in emerging telecommunications markets, advanced technologies and energy. In its last fiscal year Titan generated in excess of $109 million in revenues on a consolidated basis.

Titan's Oblio Telecom Inc. ("Oblio") telecommunications subsidiary, based in Richardson, Texas, is a market leader in prepaid telecommunications products and the second largest publicly-owned international telecommunications company focused on the prepaid space. Oblio leverages strategic agreements with Tier 1 telecommunications leaders Sprint and Level3 to supply its brand-name prepaid calling cards. Annually Oblio sells an estimated 35 million of its brand-name prepaid calling cards through its established distribution channels estimated at more than 60,000 retail outlets.

Titan Wireless, Inc. ("T Wireless") is Titan's wireless subsidiary and is a mobile virtual network operator ("MVNO"). T Wireless sells its MVNO prepaid wireless products and wireless services through Oblio's established distribution channels. Titan's Electronics and Homeland Security division specializes in advanced manufacturing processes to provide commercial production runs and quick-turn delivery of printed circuit board prototypes for high-margin markets including Homeland Security and high-tech clients.

For more information, please visit: www.titanglobalholdings.com. For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/titan/ or http://www.b2i.us/irpass.asp?BzID=1314&to=ea&s=0. To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/titan/quote.html. To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/titan/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com